Exhibit 99.1

For Immediate Release

Contact:	Steven E. Brady, President and CEO
(609) 399-0012

Ocean Shore Holding Co. Announces Completion of Syndicated Community Offering;

Conversion Expected to Close December 18th

December 16, 2009, Ocean City, NJ – Ocean Shore Holding Co. (Nasdaq—OSHC), holding company for Ocean City Home Bank, announced today that new Ocean Shore Holding has received orders to purchase common stock sufficient to complete the offering being conducted in connection with the second-step conversion of Ocean City Home Bank. The conversion and offering are expected to be completed at the close of business on December 18, 2009. The closing of the transaction is subject to the satisfaction of customary closing conditions.

As a result of the conversion and offering, OC Financial MHC and Ocean Shore Holding will cease to exist and new Ocean Shore Holding, the New Jersey corporation formed to facilitate the conversion, will become the parent holding company of Ocean City Home Bank and will be wholly owned by public stockholders.

A total of 4,186,250 shares of common stock, the minimum of the offering range, will be sold in the subscription, community and syndicated community offerings at $8.00 per share, including 282,611 shares to be purchased by the Ocean City Home Bank Employee Stock Ownership Plan. Orders in the direct community offering will be filled to a maximum of 200,000 shares. As part of the conversion, each existing share of Ocean Shore Holding will be converted into the right to receive 0.8793 of a share of new Ocean Shore Holding common stock. The exchange ratio ensures that, after the conversion and offering, the public shareholders will maintain approximately the same ownership interest in new Ocean Shore Holding as they owned in Ocean Shore Holding. Cash will be issued in lieu of fractional shares based on the offering price of $8.00. Total shares outstanding after the stock offering and the exchange will be approximately 7,308,118 shares.

Ocean Shore Holding common stock will continue to trade on the Nasdaq Global Market under the trading symbol OSHC through December 18, 2009. Beginning on December 21, 2009, the shares of new Ocean Shore Holding Co. common stock will trade on the Nasdaq Global Market under the trading symbol OSHCD for a period of 20 trading days. Thereafter, the trading symbol will revert to OSHC.

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. Ocean City Home Bank operates a total of ten full-service banking offices in eastern New Jersey.

Sandler O’Neill & Partners, L.P. acted as financial advisor to Ocean Shore Holding and lead manager of the syndicated community offering. Janney Montgomery Scott LLC acted as co-manager for the syndicated community offering. Kilpatrick Stockton LLP acted as legal counsel to Ocean Shore Holding.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Ocean Shore Holding and Ocean City Home Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of new Ocean Shore Holding are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.